UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Wolverine Tube, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wolverine Tube, Inc.

200 Clinton Avenue West, Suite 1000

Huntsville, Alabama 35801

April 20, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Wolverine Tube, Inc. on Thursday, May 24, 2007 at 10:00 a.m., local time, at the Sheraton Meadowlands Hotel and Conference Center, 2 Meadowlands Plaza, East Rutherford, New Jersey 07073. We hope that many of Wolverine’s stockholders will be able to attend the meeting and we look forward to greeting those in attendance.

The notice of annual meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

It is important that your shares be represented at this meeting. Whether or not you plan to attend in person, you are requested to indicate your vote, and sign, date, and promptly return the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in Wolverine. The Board of Directors and the management team look forward to seeing you at the meeting.

Sincerely,

Steven S. Elbaum

Board of Directors, Chairman

Harold M. Karp

President and Chief Operating Officer

Wolverine Tube, Inc.

200 Clinton Avenue West, Suite 1000

Huntsville, Alabama 35801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 24, 2007

To the Stockholders:

Please take notice that the Annual Meeting of Stockholders of Wolverine Tube, Inc., a Delaware corporation, will be held on Thursday, May 24, 2007 at 10:00 a.m., local time, at the Sheraton Meadowlands Hotel and Conference Center, 2 Meadowlands Plaza, East Rutherford, New Jersey, 07073, for the following purposes:

1.	To elect two Class II directors to each serve a three-year term.

2.	To obtain stockholder approval necessary to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors so that all directors are elected annually, beginning with the 2007 Annual Meeting of Stockholders.

3.	To obtain stockholder approval necessary to amend the Company’s Restated Certificate of Incorporation to increase the number of common shares authorized from 40,000,000 to 180,000,000.

4.	To ratify the appointment of KPMG, LLP as the independent auditors of Wolverine for the fiscal year ending December 31, 2007.

5.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 2, 2007 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

By Order of the Board of Directors

James E. Deason
Secretary

Huntsville, Alabama

April 20, 2007

IMPORTANT: Please fill in, date, sign and mail promptly the enclosed proxy in the postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so even though you have already sent in your proxy.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

WOLVERINE TUBE, INC.

This Proxy Statement is furnished in connection with the solicitation by Wolverine Tube, Inc. (“Wolverine”) of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 24, 2007, at 10:00 a.m., local time, at the Sheraton Meadowlands Hotel and Conference Center, 2 Meadowlands Plaza, East Rutherford, New Jersey 07073, or at any adjournment thereof.

INFORMATION CONCERNING THE SOLICITATION AND VOTING

General

Our principal executive offices are located at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801. Our telephone number is (256) 890-0460. The date of this Proxy Statement is April 20, 2007, the approximate date on which this Proxy Statement, the accompanying Proxy and the Annual Report to Stockholders for the fiscal year ended December 31, 2006, including financial statements, are first being sent or given to stockholders entitled to vote at the meeting.

This solicitation of proxies is made on behalf of the Board of Directors (the “Board”) and the associated cost will be borne by Wolverine. We have retained Georgeson Shareholders Group (the “Solicitor”) to assist in the solicitation of proxies. We will pay approximately $6,000 in fees for the Solicitor’s services and will reimburse the Solicitor for reasonable out-of-pocket expenses.

In addition to solicitation by mail and by the Solicitor, we may use the services of our directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them.

Record Date, Voting and Revocability of Proxies

We had outstanding on April 2, 2007 (the “Record Date”), 15,113,236 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 50,000 shares of Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), all of which are entitled to vote on all matters to be acted upon at the meeting. Our By-laws provide that the holders of a majority of the shares issued and outstanding, present in person or represented by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business. Each stockholder of Common Stock is entitled to one vote for each share of Common Stock held on the Record Date. Each holder of Series A Preferred Stock will vote with the Common Stock on an as-converted basis on all matters. While our 10.5% Senior Notes remain outstanding, the holders of the Series A Preferred Stock will not be entitled to vote Common Stock or preferred stock in excess of 49% of the voting power of the total voting securities of the Company. Each shares of Series A Preferred Stock is convertible, at the option of the holders, into a number of shares of our Common Stock equal to $1,000 divided by the conversion price, which will initially be $1.10 per share, subject to customary anti-dilution adjustments. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described herein. In addition, by submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any other matter brought before the Annual Meeting. As of the date of this Proxy Statement, we do not know of any other business to be considered at the Annual Meeting.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration, other than (i) the election of directors, which is determined by a plurality, if a quorum is present and voting; (ii) the proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors, which requires an affirmative vote of at least 75% of the total voting stock of Wolverine, voting together as a single class; and (iii) the proposal to increase authorized common shares, which requires (x) an affirmative vote of at least a majority of the total voting stock of Wolverine, voting together as a single class and (y) a majority of the outstanding Common Stock of Wolverine voting separately as a class. An automated system administered by the transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Neither abstentions nor broker non-votes are counted in tabulations of the votes cast for purposes of determining whether a proposal has been approved.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with our Secretary a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Recapitalization Plan

On February 1, 2007 we announced entry into a recapitalization plan to strengthen our balance sheet, reduce financing costs and enhance our overall capital structure. An investor group comprised of Plainfield Special Situations Master Fund Limited, a fund managed by Plainfield Asset Management LLC (“Plainfield”), and The Alpine Group, Inc. (“Alpine”) agreed to ultimately invest a minimum of $75 million in our Company through purchasing new convertible preferred equity and providing a standby commitment to a Common Stock rights offering, which will be available to all of our common stockholders. This recapitalization plan will provide a minimum of $75 million and could reach as much as approximately $135 million of equity proceeds. We also announced that we will initiate an exchange offer to exchange and modify the terms of our existing debt.

Under the terms of the definitive investment agreement among the parties (the “Preferred Stock Purchase Agreement”), Plainfield and Alpine invested $50 million in cash in our Company on February 16, 2006 in exchange for 50,000 newly issued shares of Series A Preferred Stock (the “Transaction”). The Series A Preferred Stock has an annual dividend rate of 8.0%, payable quarterly. Each share of Series A Preferred Stock is convertible, at the option of the holders, into a number of shares of our Common Stock equal to $1,000 divided by the conversion price, which will initially be $1.10 per share, subject to customary anti-dilution adjustments (the “Conversion Price”). We may defer payment of the dividend in certain circumstances. Any deferred dividend will accrue at a rate of 10.0% per annum if the dividend payment date is prior to January 31, 2012 and at a rate of 12.0% if the payment date is on or after January 31, 2012. The Series A Preferred Stock will vote with the Common Stock on an as-converted basis on all matters. However, while our 10.5% Senior Notes remain outstanding, the holders of the Series A Preferred Stock will not be entitled to vote Common Stock or preferred stock in excess of 49% of the voting power of the total voting securities of our Company. The Series A Preferred Stock is mandatorily redeemable at par plus any accrued and unpaid dividends on January 31, 2017 and upon the occurrence of certain change of control transactions. Our Company may redeem all, but not less than all, of the Series A Preferred Stock at our option, at par plus accrued and unpaid dividends, after January 31, 2014, if certain conditions have been satisfied.

We also plan to raise up to an additional $51.1 million through an equity rights offering to our common stockholders. Pursuant to the rights offering, our existing stockholders will receive, pro rata in proportion to the number of shares of Common Stock owned by them, rights to purchase, in the aggregate, up to $51.1 million of Common Stock to be issued at a price per share equal to the Conversion Price of the new Series A Preferred Stock. Plainfield and Alpine will provide a standby commitment of up to $25 million in cash for the rights offering by agreeing to purchase additional shares of Series A Preferred Stock to the extent that proceeds from the rights offering are less than $25 million. If the participation of our stockholders in the rights offering would cause Plainfield and Alpine to own less than 55% of our Company on a fully diluted, as-converted basis, Plainfield and Alpine have an option to purchase additional shares of Series A Preferred Stock at the Offer Price to bring their collective ownership to 55% on a fully diluted, as-converted basis.

We have agreed to file a shelf registration statement registering the resale of the Series A Preferred Stock and the Common Stock into which the Series A Preferred Stock is convertible and to grant one “demand” registration right and unlimited “piggyback” registration rights to the holders of such shares.

Additionally, the Preferred Stock Purchase Agreement provides that we will conduct an exchange offer with respect to our 7.375% Senior Notes. In this exchange offer, we will offer to issue $1,000 principal amount of senior notes similar to our existing 10.5% Senior Notes, but with less restrictive covenants, in exchange for each $1,000 principal amount of our 7.375% Senior Notes validly tendered. Plainfield and Alpine have agreed to cause to be tendered at least $25 million of 7.375% Senior Notes into the exchange offer. We will also seek consents to amend the Indenture under which the 7.375% Senior Notes were issued to remove substantially all of the restrictive covenants contained therein. We are also considering a global refinancing of our outstanding debt which may occur in lieu of the exchange offer described above.

Stockholder approval of a charter amendment to increase the number of authorized shares of Common Stock is necessary in order to conduct the rights offering, and the additional investment by Plainfield and Alpine is dependent on the consummation of the rights offering.

The net proceeds from the initial $50 million sale of Series A Preferred Stock to Plainfield and Alpine have been used to repay amounts under our liquidity facilities and for working capital. Additional proceeds will be utilized for general corporate purposes, including debt repayment, capital expenditures, and working capital.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information as of April 2, 2007, with respect to; the beneficial ownership of the outstanding Common Stock and the ownership Series A Preferred Stock by (i) stockholders known by us to own (except as otherwise noted) beneficially more than 5% of the outstanding Common Stock or Series A Preferred Stock, (ii) each director and nominee for director, (iii) each executive officer (or former executive officer) named in the Summary Compensation Table herein, and (iv) all directors and executive officers as a group. The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of April 2, 2007 through the exercise or conversion of any stock option, preferred stock, or other right. Unless otherwise indicated in the footnotes, we believe each person has sole voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Wolverine Tube, Inc., 200 Clinton Avenue West, Suite 1000, Huntsville AL 35801. The number of shares of Common Stock outstanding as of April 2, 2007 was 15,113,236. The number of shares of Series A Preferred Stock outstanding as of April 2, 2007 was 50,000.

	Common Stock Beneficially Owned (including Series A Preferred Stock on a Converted Basis)		Series A Preferred Stock
Name and Address	Shares	Percent	Shares	Percent
Plainfield Special Situations Master Fund Limited(1) 55 Railroad Avenue Greenwich, CT 06830	14,424,481	49.0%	38,000	76.0%

The Alpine Group, Inc.(1) One Meadowlands Plaza Suite 801 East Rutherford, NJ 07073	14,424,481	49.0%	10,000	20.0%

	Common Stock Beneficially Owned(1) (including Series A Preferred Stock on a Converted Basis)		Series A Preferred Stock Beneficially Owned(1)
Name and Address	Shares	Percent	Shares	Percent
FMR Corporation(2) 82 Devonshire Street Boston, MA 02109	2,010,232	13.3%	—	—

Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,198,908	7.9%	—	—

Alan Kestenbaum(1)(4)	14,424,481	49.0%	2,000	4.0%

Johann R Manning, Jr.	233,056	*	—	—

Keith I. Weil	166,839	*	—	—

James E. Deason	149,083	*	—	—

Garry K. Johnson	92,476	*	—	—

John L. Duncan(5)	58,111	*	—	—

John Van Gerwen	40,469	*	—	—

Allan J. Williamson	18,919	*	—	—

David M. Gilchrist, Jr.	6,000	*	—	—

William C. Griffiths	6,000	*	—	—

David W. Jordan(6)	19,359	*	—	—

Harold M. Karp	—	—	—	—

Steven S. Elbaum(1)	14,424,481	49.0%	10,000	20.0%

K. Mitchell Posner	—	—	—	—

Brett Young(7)	—	—	—	—

All directors and executive officers as a group (15 persons)	15,214,793	50.52%	—	—

*	Represents less than 1%

(1)

By virtue of the relationship between Alpine, Plainfield and Alkest, LLC, a Delaware limited liability company, wholly owned by Alan Kestenbaum, one of our directors (“Alkest” and together with Alpine and Plainfield, the “Series A Holders”), in purchasing their respective shares of Series A Preferred Stock and their agreements regarding the voting of Series A Preferred Stock, Plainfield, Alkest, Mr. Kestenbaum, Alpine, and Steven S. Elbaum, who is the chief executive officer of Alpine and another of our directors, may be deemed to constitute a “group” within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each of Plainfield, Alkest, Mr. Kestenbaum, Alpine, and Mr. Elbaum would be deemed to beneficially own the Common Stock beneficially owned by the members of the group as a whole. Includes 50,000 shares of Common Stock held directly by Plainfield and 14,374,481 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the Series A Holders, but excludes 31,080,064 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the Series A Holders because the terms of the Series A Preferred Stock states that for so long as any of the Company’s 10.5% Senior Notes due 2009 are outstanding, neither Plainfield nor Alpine (together with any other person with whom Plainfield or Alpine would be considered a “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) with respect to the Series A Preferred Stock or the Common Stock) may vote Common Stock and Series A Preferred Stock in excess of 49.0% of the total voting power of all voting securities of the Company. Each Series A Holder disclaims beneficial ownership of the securities held by the other two Series A Holders. Max Holmes has shared voting and investment power over the securities held by Plainfield as the majority owner and chief investment officer of Plainfield Asset Management LLC. Plainfield Asset Management LLC, a Delaware limited liability company, is the Manager of Plainfield. Mr. Steven S. Elbaum has voting and investment power over the securities held by Alpine as its chief executive officer. Mr. Elbaum disclaims beneficial ownership of all such securities. Mr. Kestenbuam has voting and investment power over the securities held by Alkest as its sole member.

(2)	As set forth on Amendment No. 1 of Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2007.

(3)	As set forth on Amendment No. 7 of Schedule 13G, filed with the Securities and Exchange Commission on February 2, 2007.

(4)	Mr. Kestenbaum’s address is c/o Marco Realty Corp., One Penn Plaza, 250 West 34th Street, Suite 2514, New York, NY 2514.

(5)	Includes 2,000 shares held by Mr. Duncan’s spouse.

(6)	Includes 656 shares of Common Stock held in Mr. Jordan’s 401(k) plan.

(7)	Mr. Young’s address is Plainfield Asset Management, LLC, 55 Rail Road, Greenwich, CT 06830.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board has nominated Steven S. Elbaum, Brett Young and John L. Duncan to be elected as Class II directors, each for a three-year term expiring in 2010. If elected, each nominee will hold office until his term expires and until his successor is elected and qualified. Please note, however, that if Proposal Three (as described herein below) is approved by the stockholders of the Company, then the Board will no longer be classified. If Proposal Three is approved, the directors currently serving, and director nominees elected at this Annual Meeting pursuant to Proposal One, would be elected to serve a one-year term that would expire upon the date of the next annual meeting or until a successor is duly elected and qualified. The Board knows of no reason why these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for director as the Board may recommend in the place of such nominee.

THE BOARD RECOMMENDS VOTING “FOR” THE ELECTION OF

THE THREE NOMINEES LISTED BELOW

Information Regarding Nominees

Our Restated Certificate of Incorporation provides for a Board comprised of between six and fifteen directors divided into three classes of directors serving staggered three-year terms. However, pursuant to the Preferred Stock Purchase Agreement, the Board is currently limited to a maximum of seven directors. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. As a result, approximately one-third of the Board is elected each year. Directors hold office until their terms expire and their successors have been elected and qualified.

The Board of Directors approved a limited waiver of the Company’s Bylaws in order to permit Mr. Duncan to stand for reelection as a Class II director at this Annual Meeting. Section 10(c) of the Bylaws prohibits any person or current director who attains the age of 70 from standing for either election or reelection as a director. Mr. Duncan has served for over thirteen years on the Board. In 2004, the Board of Directors approved a similar limited waiver of the Company’s Bylaws in order to permit Mr. Duncan to stand for reelection and extend his term until 2007, despite his age. The Board of Directors believes that Mr. Duncan’s valuable experience, industry contacts and thorough knowledge of the Company has benefited the Company and its stockholders throughout his tenure, and that it is in the best interest of the Company for Mr. Duncan to continue his service for another term notwithstanding his age. Consequently, the Board of Directors has waived the application of Section 10(c) of the Bylaws solely to permit Mr. Duncan to stand for reelection at this Annual Meeting. Section 10(c) otherwise remains in full force and effect as to all directors and other persons.

Effective February 16, 2007, Julie A. Beck, Stephen E. Hare, Johann R. Manning, Jr., Gail O. Neuman and Jan K. Ver Hagen resigned from the Board and the Board resolved to reduce the number of directors from eight members to seven and to appoint Steven S. Elbaum, Alan Kestenbaum, K. Mitchell Posner and Brett Young as directors to fill the four vacancies remaining after the resignations and reduction of the size of the Board. Also effective February 16, 2007, Mr. Manning resigned as President and Chief Executive Officer of the Company. Mr. Elbaum became Chairman of the Board pursuant to the Transaction (as further described herein below). If elected as Class II Directors at the Annual Meeting, Steven S. Elbaum, Brett Young and Jack L. Duncan will serve until their new terms expire in 2010 and their successors are elected and qualified.

Nominees for Election as Class II Directors Whose Terms Will Expire in 2010:

Name	Age	Principal Occupation During the Past Five Years
Steven S. Elbaum	58	Mr. Elbaum has served as a director of Wolverine since February 24, 2007. Mr. Elbaum has served as Chairman and Chief Executive Officer of Alpine, a publicly traded holding company engaged in the investment and/or acquisition and operation of industrial companies, since June 1984. Mr. Elbaum serves as Chairman of Superior Cables Ltd., an Israel-based, publicly traded wire and cable manufacturer. Mr. Elbaum has been a Director of Spherion Corp., a publicly traded provider of staffing, recruiting and workforce solutions, since May 1996 and Chairman since April 2001. On March 3, 2003, Superior and its U.S. subsidiaries filed voluntary petitions for relief under the Bankruptcy Code. Superior’s joint plan of reorganization was confirmed by order of the United States Bankruptcy Court and became effective on November 10, 2003, at which date Mr. Elbaum resigned as Chairman.

Brett Young	31	Mr. Young has served as a director of Wolverine since February 24, 2007. Mr. Young currently serves as Senior Vice President of Plainfield. Prior to joining Plainfield in 2005, Mr. Young was a Vice President in Credit Research at Spectrum Investment Group, a startup fixed income hedge fund in New York. From 2001 to 2005, Mr. Young was a Vice President at RBC Capital Markets (“RBC”) in Greenwich, CT, working as a high yield research analyst covering automotive suppliers, industrials, paper and forest products, oil services, refining, and exploration and production.

John L. Duncan	72	Mr. Duncan has been a director of Wolverine since December 1993 and served as Chairman of the Board from June 2006 until February 2007. In October 2002, Mr. Duncan stepped down as President and Chief Executive Officer of Martin Industries, Inc. (“Martin”), a position he had held since June 2000. Mr. Duncan also served as director of Martin from May 1999 through October 2002. During this time, Martin manufactured and sold pre-engineered fireplaces, gas heaters, gas logs and related equipment. On December 27, 2002, Martin filed for reorganization under title 11 of Chapter 11 of the Bankruptcy Code. On March 5, 2003, Martin completed the sale of substantially all of its assets and its plan of reorganization was confirmed by order of the United States Bankruptcy Court on August 1, 2003.

Incumbent Directors Whose Terms Will Expire in 2009

Name	Age	Principal Occupation During the Past Five Years
K. Mitchell Posner	57	Mr. Posner has served as a director of Wolverine since February 24, 2007. Mr. Posner is the Executive Vice-President of Alpine, a publicly traded holding company engaged in the investment and/or acquisition and operation of industrial companies. Prior to joining Alpine in 2003, Mr. Posner was the Managing Director of Investment Planning for UBS Global Asset Management (“UBS”), one of the world’s largest money managers.

David M. Gilchrist, Jr.	57	Mr. Gilchrist has been a director of Wolverine since October 2005. Mr. Gilchrist is President and Chief Executive Officer of Siegel-Robert, Inc., headquartered in St. Louis, Missouri. Siegel-Robert, Inc., a privately

		held company, is a manufacturer of products for the automotive, safety/air monitoring and semiconductor packaging industries. Mr. Gilchrist served as President and Chief Executive Officer of Jackson Products, Inc. (“Jackson”) from 2003 until February 2007. Mr. Gilchrist was originally brought into Jackson during a workout process, to facilitate an orderly transition necessitated by a prepackaged reorganization under Chapter 11 of the U.S. Bankruptcy Code or a debt for equity exchange. In January 2004, Jackson reorganized under Chapter 11 of the U.S. Bankruptcy Code. From 1995 to 2003, Mr. Gilchrist was employed as President and Chief Executive Officer of VP Buildings, Inc, a manufacturer of metal buildings.

Incumbent Directors Whose Terms Will Expire in 2008

Name	Age	Principal Occupation During the Past Five Years
William C. Griffiths	55	Mr. Griffiths has been a director of Wolverine since October 2005. Mr. Griffiths was elected Chairman of the Board of Champion Enterprises (“Champion”) in March 2006 and has been employed by Champion since 2004 as its President and Chief Executive Officer. Champion is a leading manufactured housing company traded on the NYSE (NYSE: CHB). Prior to joining Champion, Mr. Griffiths was employed as President of the Fluid Systems Division of SPX Corporation from 1998 to 2004.

Alan Kestenbaum	45	Mr. Kestenbaum has served as a director of Wolverine since February 24, 2007. Mr. Kestenbaum has been Chief Executive Officer and Director of International Metal Enterprises, Inc. since December 23, 2004 and serves as principal financial and accounting officer. Mr. Kestenbaum has been Executive Vice President and a Director of Marco and Marco Hi-Tech JV LLC, a raw material and ingredient distribution company serving the pharmaceutical and dietary supplement industry since 2003. Mr. Kestenbaum founded and has been the chief executive officer of Marco International Corp., an international finance and trading company specializing in metals, minerals and raw materials, since 1985. From June 1999 to June 2001, Mr. Kestenbaum served as the Chief Executive Officer of Aluminium.com a provider of online metal trading services. He has been Chairman of the Board of Globe Metallurgical, Inc. since 2004.

Board Meetings and Committees

During 2006, the Board held 11 meetings. Each of the directors, except for Mr. Ver Hagen, attended at least 75% of the aggregate number of meetings of the Board and the committees of which the director was a member during the past year.

Messrs. Duncan, Ver Hagen and Manning served as members of the Executive Committee during 2006 and until it was eliminated in February 2007. The purpose of the Executive Committee was to act in the place and stead of the Board, to the extent permitted by law and our By-laws and within certain limits set by the Board, on matters that require Board action between meetings of the Board. The Executive Committee held three meetings during 2006. Beginning in March 2007, the Board elected to discontinue the Executive Committee.

Ms. Neuman and Messrs. Duncan and Griffiths served as members of the Compensation Committee during 2006. The responsibilities of the Compensation Committee are described under “Compensation Committee Roles and Responsibilities” on page 14. The Board has determined that all of the members of the Compensation

Committee during 2006 were independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation Committee held four meetings during 2006. Effective March 19, 2007, Messrs. Griffiths, Kestenbaum and Gilchrist to begin serving as members of the Compensation Committee.

Members of the Compensation Committees also conducted a number of telephone conferences during 2006, for which the members were not compensated, for the purpose of updating the members on various issues during the year.

Ms. Beck and Messrs. Hare and Ver Hagen served as members of the Audit Committee until their resignations effective February 16, 2007. The Audit Committee of the Board is responsible for providing independent, objective oversight of Wolverine’s accounting functions and internal controls and procedures. The Board has determined that all of the members of the Audit Committee during 2006 were independent and financially literate within the meaning of SEC regulations and the listing standards of the New York Stock Exchange. The Board has also determined that Ms. Beck and Mr. Hare are each qualified as an audit committee financial expert within the meaning of SEC regulations and that both Ms. Beck and Mr. Hare have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee held five meetings during 2006. Effective March 19, 2007, Messrs. Duncan, Griffiths and Young began serving as members of the Audit Committee.

Ms. Neuman and Mr. Gilchrist served as members of the Corporate Nominating and Governance Committee during 2006. The Corporate Nominating and Governance Committee is responsible for developing policies and practices relating to corporate governance and fostering a climate of respect, trust and candor. In addition, the Corporate Nominating and Governance Committee identifies candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also ensures the performance of the Board’s and each committee’s self-evaluation. The Board has determined that all of the members of the Corporate Nominating and Governance Committee during 2006 were independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Nominating and Governance Committee held two meetings in 2006. The entire Board of Directors began serving as members of the Corporate Nominating and Governance Committee effective March 19, 2007.

The charters of the Compensation Committee, Audit Committee and Corporate Nominating and Governance Committee, as well as our corporate governance guidelines and our code of business conduct and ethics that applies to our directors, officers and employees (including our chief executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions), are available on our website (www.wlv.com) or in print upon written request at no charge.

Independence

The Board has affirmatively determined that all of the directors serving during 2006 were independent of Wolverine and its management under the listing standards of the New York Stock Exchange, with the exception of Mr. Horowitz and Mr. Manning. Prior to his resignation from the Board effective June 23, 2006, Mr. Horowitz was considered a non-independent director because of his past employment as an executive of Wolverine. Mr. Manning was considered a non-independent director because of his employment as an executive of Wolverine prior to his resignation from the Company and the Board on February 16, 2007. As of February 24, 2007, Messrs. Duncan, Gilchrist, Griffiths, Young and Kestenbaum were considered to be independent under SEC regulations, namely Item 407(a) of Regulation S-K.

Executive Sessions

It is the policy of the Board to hold an executive session of the non-management directors without management participation at each Board meeting. Information on how to communicate with the directors is provided under Communications to the Board of Directors and the Committees below.

New York Stock Exchange Delisting

Please note that on December 26, 2006, the Company was advised by the New York Stock Exchange, Inc. (“NYSE”) that the Company’s common stock would be suspended from trading on the NYSE prior to the opening on January 3, 2007. As a result, the Company is now quoted on the OTC Bulletin Board and is not required to observe the various corporate governance/listing requirements of the NYSE. The OTC Bulletin Board does not have any corporate governance/listing requirements other than to mandate that companies comply with their SEC reporting obligations.

Communications to the Board of Directors and the Committees

Stockholders and other parties interested in communicating directly to the Board, any committee, or any directors may do so by writing to the address listed below. All communications will be forwarded directly to the addressee.

Wolverine Tube, Inc.

[Addressee*]

200 Clinton Avenue, Suite 1000

Huntsville, AL  35801

*	The “Addressee” description will allow Wolverine to direct the communication to the intended recipient.

Board Attendance at Annual Stockholders’ Meeting

We have a policy that directors are expected to attend our annual meeting of the stockholders. Our By-laws require the Board to hold a meeting immediately following the annual meeting of stockholders. Thus, the annual meeting of stockholders and the Board meeting are held at the same location to further facilitate and encourage the directors to attend the annual meeting of the stockholders. With the exception of one former director, all then sitting directors attended our 2006 annual meeting of stockholders.

The Director Nomination Process

The Board has adopted the following Board Policy Regarding Director Nominations (the “Nominations Policy”). The Nominations Policy describes the process by which candidates for possible inclusion in the slate of director nominees are selected. The Nominations Policy is administered by the Corporate Nominating and Governance Committee.

Criteria for Board Members. Each director nominee must possess at least the following qualifications:

i.	High ethical standards and integrity.

ii.	A willingness to be accountable for Board decisions.

iii.	Ability to meet a director’s duty of care and loyalty to stockholders.

iv.	Ability to provide wise, informed and thoughtful counsel to top management.

v.	A history of achievement that reflects superior standards.

vi.	Loyalty and commitment to the success of Wolverine.

vii.	Ability to take tough positions while at the same time working as a team player.

viii.	A background that provides a portfolio of experience and knowledge commensurate with our needs.

Director nominees must also be selected to ensure that the members of the Board, as a group, and its committees maintain the requisite qualifications of SEC regulations.

Internal Process for Identifying Candidates. The Corporate Nominating and Governance Committee has two primary methods for identifying director nominees (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the committee solicits ideas for possible candidates from members of the Board, our senior level executives and individuals personally known to the members of the Board. Second, the committee may from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Furthermore, pursuant to the Preferred Stock Purchase Agreement, Alpine and Plainfield have the right to designate an aggregate of four nominees, to be elected to the Board initially by the three remaining Board members (each such designee, and any other person later designated by the Alpine and Plainfield for election to the Board to replace such initial four nominees designated by Alpine and Plainfield, or their replacements, a “Purchaser Designee”). Pursuant to the Preferred Stock Purchase Agreement, the Company agrees to take all actions within its authority to: (i) cause each Purchaser Designee to be appointed to the Board, (ii) thereafter to cause the nomination of each Purchaser Designee in connection with any subsequent proxy statement pursuant to which the Company intends to solicit stockholders with respect to the election of directs, (iii) recommend in connection with any subsequent proxy statement that stockholders of the Company vote for the election of each of the Purchaser Designees, (iv) elect each Purchaser designee to all committees of the Board, provided that each Purchaser Designee meet the applicable membership requirements of the SEC, (v) provide the same compensation (subject to exception as stated in the Management Agreement between the Company and Alpine dated as of February 16, 2007) and rights and benefits of indemnity to the Purchaser Designees once they become a director as are provided to other non-Employee directors, and (vi) use its commercially reasonable efforts to ensure that at least four Purchaser Designees remain on the Board at all times.

Proposals for Director Nominees by Stockholders. In accordance with the Nominations Policy, the Corporate Nominating and Governance Committee will accept proposals from Qualified Stockholders regarding potential candidates for director nominees. The Corporate Nominating and Governance Committee will evaluate a candidate proposed by a Qualified Stockholder if such proposal satisfies the notice, information and consent provisions of the Nominations Policy. A “Qualified Stockholder” is a single stockholder or a group of stockholders that has beneficially owned more than 5% of our Common Stock for at least one year and that will hold the required number of shares through the date of the annual meeting of stockholders.

In order to be considered by the Corporate Nominating and Governance Committee for an upcoming annual meeting of stockholders, the Corporate Nominating and Governance Committee must receive the proposal regarding the potential candidate not less than 120 calendar days before the anniversary of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. We provide this information in our proxy statement relating to the previous year’s annual meeting under “Stockholder Proposals to Be Presented at the Next Annual Meeting.” If we change our annual meeting date by more than 30 days from year to year, the notice must be received by the Corporate Nominating and Governance Committee no later than the close of business on the tenth day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed. The procedures described in this paragraph are meant to establish an additional means by which certain stockholders can have access to our process for identifying and evaluating candidates, and is not meant to replace or limit a stockholder’s general nomination rights in any way.

Any candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects as determined by the Corporate Nominating and Governance Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under the listing standards of the New York Stock Exchange.

If a stockholder, other than a Qualified Stockholder, submits a proposal regarding a potential candidate for a director nominee by the deadline described above for the Qualified Stockholders and the candidate meets the minimum criteria, the Corporate Nominating and Governance Committee will review the proposal and determine whether the proposal should be accepted and whether the candidate should be evaluated in accordance with the procedures set forth below.

Evaluation of Candidates. The Corporate Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the Corporate Nominating and Governance Committee’s initial evaluation, a candidate meets the criteria for Board membership, the Chair of the Corporate Nominating and Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other members of the Corporate Nominating and Governance Committee, the Chairman of the Board and the Chief Executive Officer. Later reviews will be conducted by other members of the Corporate Nominating and Governance Committee and senior management. Ultimately, background and reference checks will be conducted and the Corporate Nominating and Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration. The candidates recommended for the Board’s consideration will be those individuals that will create a Board that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

If the Corporate Nominating and Governance Committee receives a proposal regarding a potential candidate from a Qualified Stockholder and ultimately determines that such individual is not a suitable nominee, the Corporate Nominating and Governance Committee, upon receipt of the necessary consents, will disclose the basis for its determination in the proxy statement relating to such annual meeting of stockholders.

General Nomination Right of All Stockholders. In accordance with our By-laws, any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder (a) is a stockholder of record entitled to vote for the election of directors at the annual meeting and (b) timely submits proper written notice, containing the information and consents required by our By-laws, to our Secretary. In order to be timely, notice of the nomination must be delivered to or received at our principal executive offices not less than 60 calendar days prior to the annual meeting. In the event that we do not publicly announce the date of the annual meeting at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder is timely if received no later than the close of business on the tenth calendar day following the day on which public announcement is first made of the date of the annual meeting.

Legal Proceedings

No director, director nominee, officer of the Company, affiliate of the Company, owner of record or beneficially of more than 5% of the Company’s outstanding common stock, or any security holder is involved in any legal proceeding which is adverse to the Company or has a material interest adverse to the Company.

PROPOSAL TWO—AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

As previously discussed, pursuant to the Preferred Stock Purchase Agreement, the Company issued and sold to Plainfield and Alpine 40,000 shares and 10,000 shares, respectively, of Series A Preferred Stock. Each share of Series A Preferred Stock will be convertible into a number of shares of the Company’s common stock equal to $1,000 divided by the Conversion Price. The Conversion Price will initially be $1.10 subject to customary anti-dilutive adjustments. The Preferred Stock Purchase Agreement also provides that the Company will conduct a Rights Offering in which existing stockholders of the Company (excluding the Purchasers) will receive, pro rata in proportion to the number of shares of common stock owned by them, transferable rights to purchase, in the aggregate up to $51,100,000 of common stock to be issued by the Company at a price per share equal to the Conversion Price. Any shares of common stock issued upon conversion of the Series A Preferred Stock or in the Rights Offering (collectively referred to as the “Common Stock Issuances”) would have the same rights and privileges as the shares of common stock previously issued.

The Company does not presently have a sufficient number of shares of common stock authorized and available to satisfy the possible Common Stock Issuances. Accordingly, and pursuant to the Preferred Stock Purchase Agreement, the Company has committed to pursue stockholder approval necessary to amend the Restated Certificate of Incorporation so that the number of authorized shares of common stock is increased from 40,000,000 to 180,000,000 or such greater amount as may be authorized by the Board of Directors. The Board of Directors believes that it is advisable and in the best interest of the Company’s stockholders to increase the number of authorized shares of common stock. This proposal, if approved, will provide the Company with a sufficient number of authorized shares of commons stock to allow the possible Common Stock Issuances to succeed as well as provide additional shares to be used for the 2007 Non-Qualified Stock Option Plan described below under “Long-Term Incentive Compensation” on page 16 and for other general corporate purposes. Without this amendment, the Company’s recapitalization plan could fail. If the Company’s recapitalization plan fails, then we might be unable to deleverage our balance sheet and restructure our capital structure, which could result in a short-term insufficient liquidity to satisfy our obligations and an inability to continue our current operations.

The Board of Directors has adopted a resolution approving, subject to shareholder approval, and declared the advisability of an amendment to Article Fourth of our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 180,000,000. The specific amendment will delete the current text of Article Fourth, Section 1 in its entirety and substitute in lieu thereof the following:

FOURTH. Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 180,500,000 shares, consisting of 180,000,000 shares of Common Stock and, par value $0.01 per share, and 500,000 shares of Preferred Stock, par value $1.00 per share.

THE BOARD RECOMMENDS VOTING “FOR” THIS PROPOSAL.

PROPOSAL THREE—AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

TO DECLASSIFY THE BOARD OF DIRECTORS SO THAT ALL DIRECTORS ARE ELECTED ANNUALLY

Article Fourth, Section 1 of our Restated Certificate of Incorporation currently provides that the Board of Directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. The Board of Directors has adopted a resolution, subject to stockholder approval, approving and declaring the advisability of an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors. The proposal would provide for the annual election of all directors commencing with the 2007 annual meeting.

If the stockholders approve this proposal, the terms for all of our current directors would end at the 2008 annual meeting and any director appointed as a result of a newly created directorship or to fill a vacancy would also hold office until the 2008 annual meeting. In addition, if the proposal is approved, each director whose term would not have otherwise expired at the annual meeting in 2008 will tender his or her resignation to be effective at the annual meeting in 2008. Beginning with the 2007 Annual Meeting, the directors are, and will continue to be, elected for one-year terms.

If the stockholders do not approve this proposal, the Board of Directors will remain classified, with the directors elected at the Annual Meeting for a three-year term, and all other directors would continue in office for the remaining term of the class to which they were elected or appointed.

The classified structure of our Board of Directors has been in place since 1993. Classified boards have been widely adopted and accepted, and they have a long history in corporate law. Proponents of classified boards assert they provide continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents further assert that classified boards may enhance stockholder value by forcing a potential acquirer to negotiate directly with the board of a target company because the acquirer is unable to replace the entire board in a single election. However, many investors and others have begun to view classified boards as having the effect of reducing the accountability of directors. They argue that the election of directors is the primary means for stockholders to influence corporate governance policies and that a classified board structure reduces the accountability of directors because stockholders are unable to evaluate and elect all directors on an annual basis.

Our Board of Directors has considered carefully the advantages and disadvantages of maintaining a classified board structure. After this review, the Board of Directors has determined that it is an appropriate time to propose declassifying the board. The Board of Directors has adopted a resolution approving, subject to shareholder approval, and declared the advisability of an amendment to Article Seventh, Section 1 of our Restated Certificate of Incorporation to declassify the board. The specific amendment will delete the current text of Article Fourth, Section 1 in its entirety and substitute in lieu thereof the following:

SEVENTH. Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors, the number of the Directors of the Corporation will not be less than 6 nor more than 15 and will be fixed from time to time in the manner described in the By-laws of the Corporation. At any meeting of stockholders at which Directors are elected, the number of Directors elected may not exceed the greatest number of Directors then standing for election at such meeting. At each succeeding annual meeting of the stockholders of the Corporation, the successors will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. Each Director shall hold office until the next annual meeting of stockholders following such date and until his or her successor has been duly elected and qualified. Subject to the rights, if any, of the holders of a series of Preferred Stock to elect additional Directors, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Corporation need not be by written ballot unless requested by the Chairman or the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

THE BOARD RECOMMENDS VOTING “FOR” THIS PROPOSAL.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Roles and Responsibilities

The primary purpose of the Compensation Committee (the “Committee”) is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•

Evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	Determining and approving the compensation level for the Chief Executive Officer;

•	Evaluating and approving compensation levels of other key executive officers;

•	Evaluating and approving all grants of equity-based compensation to executive officers; and

•

Reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer.

The role of Wolverine management is to provide reviews and recommendations for the Committee’s consideration, and to manage the Company’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:

•	Providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives;

•	Recommending changes, if necessary, to ensure achievement of all program objectives; and

•	Recommending pay levels, payout and/or awards for key executive officers other than the Chief Executive Officer.

The Committee Charter provides that the Committee has sole authority to retain one or more compensation consultants to assist in the evaluation and compensation of the Named Executive Officers.

The Company’s Executive Compensation Program Philosophy

Overall Program Objectives

The Company strives to attract, motivate and retain high-quality executives by providing total compensation that is performance-based and competitive with the various labor markets and industries in which the Company competes for talent. The Company provides incentives to advance the interest of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation program to:

•	Support the corporate business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	Retain and recruit executive talent; and

•	Create a strong performance alignment with shareholders.

The Company seeks to achieve these objectives through three key compensation elements:

•	A base salary;

•	A performance-based annual bonus (i.e., short-term incentives), which may be paid in cash, shares of stock or a combination of the above; and

•

Periodic (generally, annual) grants of long-term, equity-based compensation (i.e., longer-term incentives), such as stock options and/or restricted stock, which may be subject to time-based vesting requirements.

Competitive Considerations

In making compensation decisions with respect to each element of compensation, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee regularly reviews the compensation practices at companies with which it competes for talent. The businesses chosen for comparison may differ from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible.

The Committee does not attempt to set each compensation element for each executive with any particular range related to levels provided by industry peers. Instead, the Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

Executive Compensation Practices

The Company’s practices with respect to each of the three compensation elements identified above, as well as other elements of compensation, are set forth below, followed by a discussion of the specific factors considered in determining key elements of 2006 compensation for our principal executive and financial officers and the three most highly compensated executive officers other than the principal executive or financial officers serving at December 31, 2006 (collectively, the “Named Executive Officers”).

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the company, experience and skill level, individual performance and market competitiveness.

Considerations. Salaries for Named Executive Officers are determined by the Committee based on a variety of factors, including:

•	The nature and responsibility of the position;

•	To the extent available, salary norms for persons in comparable positions at comparable companies;

•	The expertise of the individual executive;

•	The competitiveness of the market for the executive’s services; and,

•	The recommendations of the President and Chief Executive Officer (except in the case of his own compensation).

Salaries are generally reviewed annually. In setting salaries, the Committee considers the importance of linking a high proportion of Named Executive Officers’ compensation to performance in the form of the annual bonus, which has been historically tied to both Company performance measures and individual performance. However, in 2006, annual bonuses were solely tied to year over year improvement and performance compared to plan as it relates to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). On a go-forth basis (2007 and beyond), the Company intends to base annual bonuses and long-term incentive grants solely on pay-for-performance metrics.

In 2006, the Named Executive Officers, with the exception of Mr. Manning, received merit-based salary increases ranging from 1.3% to 3.9%. Mr. Manning received no salary increase in 2006 due to the adjustment of his salary in late 2005 as a result of his promotion to Chief Executive Officer of the Company. During 2004, the Committee engaged a national compensation consulting firm to conduct a study (the “Study”) of Wolverine’s overall executive compensation to further assess the recruitment, retention and competitive effects, provide data to support Wolverine’s pay philosophy and assist with the director’s duty to shareholders. The Committee considered the Study, the additional information reviewed, and the performance of individual executives and Wolverine overall in setting 2006 compensation, including the salary of the Chief Executive Officer. With respect to the Chief Executive Officer in particular the Committee reviews and establishes a base salary, which is influenced by feedback and input by the non-employee members of the Board as to their assessment of the Chief Executive Officer’s performance and the Committee’s expectations as to his future contributions. Comparative company data from the Study was a major factor in establishing the Chief Executive Officer’s salary in 2005, although no precise formula was applied in considering this data.

Annual Bonus Incentives for Named Executive Officers

Purpose. The compensation program provides for an annual bonus that is performance linked. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with growth of long-term shareholder value.

Considerations. The annual bonus process for Named Executive Officers involves three basic steps pursuant to the Company’s management bonus program:

(1) Set overall company performance goals for the year.

(2) Set a target bonus for each individual or job class.

(3) Measure actual performance (individual and company-wide) against the predetermined company performance goals to determine the appropriate adjustment to the target bonus, as well as other performance considerations related to unforeseen events during the year.

These three steps are described below:

(1) Setting company performance goals. Early in each year, the Committee, working with senior management, sets performance goals for the Company. The Committee decided that management, in 2006, should focus solely on achieving certain financial performance metrics related to year over year improvements, including EBITDA, cash flow, and any payment of cash bonus awards to the Named Executive Officers based on 2006 performance would be determined solely on the Company’s attainment of predetermined levels of EBITDA.

(2) Setting a target bonus. The Committee establishes a target bonus amount for each Named Executive Officer. The target bonus takes into account all factors that the Committee deems relevant including but not limited to a broad review of peer group compensation, and the Committee’s assessment of the level of growth reflected in the Company’s annual operating plan.

For each of the performance goals, there is a formula that establishes a pay-out range around the target bonus allocation. The formula determines the percentage of the target bonus to be paid, based on a percentage of goal achievement, with a minimum below which no payment will be made.

(3) Measuring performance. After the end of the fiscal year, the Committee reviews the Company’s actual performance against the performance goal established at the outset of the year.

Discretion. Under the bonus plan, the Committee has discretion to amend or terminate the bonus plan program at any time.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of certain executive officers’ compensation that exceeds $1.0 million per year and that does not qualify as performance-based compensation as defined in the Code. The 2003 Equity Incentive Plan includes provisions that would enable the Compensation Committee to structure future executive compensation as performance-based compensation within the meaning of Section 162(m). The

Compensation Committee will continue to monitor this issue with a view towards maximizing compliance with Section 162(m) while maintaining the flexibility to provide competitive compensation even if a portion of such compensation is rendered nondeductible by reason of Section 162(m).

As discussed in more detail below, on March 29, 2007, the Board adopted the 2007 Non-Qualified Stock Option Plan. As this plan will not be approved by the Company’s stockholders, it is not designed to comply with Section 162(m). Accordingly, the Company may lose tax deductions with respect to any option gain realized by any named executive officer to the extent that such amount, when aggregated with other compensation paid to any such officer, exceeds $1million in any year.

Long-term Incentive Compensation

Purpose. The long-term incentive program provides a periodic award (typically annually) that is performance-based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to Named Executive Officers and the goals of the compensation program described above.

Mix of restricted stock awards and stock options. The Company’s long-term incentive compensation generally takes the form of a mix of restricted stock awards and option awards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of the grant) reward Named Executive Officers only if the stock price increases. Restricted stock awards are impacted by all stock price changes, so the value to Named Executive Officers is affected by both increases and decreases in stock price. The particular mix of grant of restricted stock and stock options granted is at the discretion of the Committee and varies by level of executive, and from year to year.

Stock Options. The long-term incentive program calls for stock options to be granted with exercise prices of fair market value of the Company’s stock on the date of grant and to vest ratably over three years, based on continued employment. The Company defines fair market value as the closing price on the date of grant. The Committee has not granted stock options with exercise prices below the market price of the Company stock on the date of the grant. Option grants to Named Executive Officers normally have a term of ten years.

New Stock Option Program. On March 29, 2007, the Board adopted the 2007 Non-Qualified Stock Option Plan (the “Non-Qualified Plan”) and awarded options to Alpine as consultant and to eleven officers and employees. All employees and consultants to the Company and its affiliates are eligible to receive awards pursuant to the Non-Qualified Plan. The Non-Qualified Plan provides for the ability of a named committee (the “Committee”) to exercise flexibility in determining which employees or consultants receive the award grants, the time at which award grants will be made, the number of shares subject to an option to be awarded, the exercise price to be paid, the time at which such awards may be subject to forfeiture (if any), the vesting schedule (if any), and other terms and conditions of the award grant. The Non-Qualified Plan does not provide for automatic accelerated vesting upon a change in control, but at the discretion of the Committee and as provided in the award agreements, awards may be accelerated upon a change in control. No award may be granted under the Non-Qualified Plan on or after the tenth anniversary of the effective date of the plan, but awards granted prior to such date may extend beyond such date.

Vesting of Restricted Stock Awards. Restricted stock awards issued prior to May 2005 vested over a two year period. All subsequent issuances of restricted stock awards are based on a three-year vesting schedule. Stock options provide incentives for retention over the vesting period and for performance which enhances stock price. Restricted stock awards provide similar incentives for retention over the vesting period.

Periodic Review. The Committee intends to review both the annual bonus program and the long-term incentive program annually to ensure that the key elements therein continue to meet the objectives described above.

2006 Awards.

In 2006, the Committee awarded long-term compensation to Named Executive Officers pursuant to the program described above resulting in the awards of stock options and restricted stock identified in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

In determining the annual grants of restricted stock and options, the Committee considered market data on total compensation packages, total shareholder return, share usage and shareholder dilution and, except in the case of the award to the Chief Executive Officer, the recommendations of the Chief Executive Officer.

Benefits and Perquisites

The Committee supports providing benefits and perquisites to Named Executive Officers that are substantially the same as those offered to other salaried employees of the Company with the limited exceptions of:

i. split dollar life insurance policies;

ii. car allowances;

iii. eligibility to receive a subsidy for basic financial planning services; and

iv. a nominal medical examination subsidy.

In 2004, due to regulatory changes under the Sarbanes-Oxley Act of 2002 (the “Act”) affecting split-dollar life insurance policies, the Company froze such arrangements and established a program that pays the premiums in the form of a bonus (and any gross-up to compensate for tax liability) to the then Named Executive Officer in order to keep whole the executive for this life insurance benefit. These features of compensation are included in the Committee’s overall compensation review. The value of these items is included in the Summary Compensation Table and the related footnotes.

Executive Severance Arrangements

The Company has entered into Change in Control, Severance and Non-Competition Agreements with a majority of the Named Executive Officers, including Messrs. Manning, Weil, Johnson, and Van Gerwen, which, with the exception of Manning, are still in effect. The severance portion of these agreements generally provide that we will make certain payments (as separately identified within each Change in Control, Severance and Non-Competition Agreement) to the Named Executive Officer if his employment is terminated or he resigns for certain enumerated reasons.

Mr. Deason has a letter agreement that provides for payments to him upon a change in control of the Company.

Total Compensation

In making decisions with respect to any element of a Named Executive Officer’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus, long-term incentive compensation and any employment agreements held by Named Executive Officers. The Committee’s goal is to award compensation that is reasonable and competitive when all elements of potential compensation are considered.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2006 or as of the date of this Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Report of the Compensation Committee

The Compensation Committee of the Company’s board of directors has submitted the following report for inclusion in this Statement.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Statement.

Members of the 2006 Compensation Committee for purposes of information provided in the Compensation Discussion and Analysis section as of December 31, 2006

David M. Gilchrist, Jr. (Chair)

Gail O. Neuman

William C. Griffiths

Members of the 2007 Compensation Committee for purposes of information provided in the Compensation Discussion and Analysis section since February 24, 2007

David M. Gilchrist, Jr. (Chair)

Alan Kestenbaum

K. Mitchell Posners

Summary Compensation Table

The following table sets forth the compensation paid to or accrued on behalf of our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Option Awards(b)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(c)	Total
Johann R. Manning, Jr. President and Chief Executive Officer	2006	$450,000	$—	$—	$—	$572,674	$13,083	$40,866	$1,076,623

James E. Deason Senior Vice President, Chief Financial Officer and Secretary	2006	$281,850	$—	$58,200	$28,480	$216,006	$23,577	$77,762	$685,875

Keith I. Weil Senior Vice President, International and Strategic Development	2006	$236,383	$—	$58,200	$28,480	$168,762	$8,568	$43,477	$543,869

Garry K. Johnson Senior Vice President, Sales	2006	$208,001	$—	$54,320	$24,920	$149,885	$17,219	$32,780	$487,125

John Van Gerwen Vice President Operations	2006	$176,227	$—	$15,520	$8,010	$69,070	$4,955	$14,256	$288,038

(a)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards of restricted stock. Restricted stock grants are shown at full value on the date of grant.

(b)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock option grants shown under the Black Scholes method of valuation.

(c)

The amounts include: (i) automobile allowances paid by Wolverine to Messrs. Manning, Weil, Johnson and Van Gerwen of $10,500, $8,100, $10,500 and $7,800, respectively; (ii) subsidies for financial advisory services made by Wolverine for Messrs. Manning, Deason and Weil of $4,400 each; (iii) split dollar life insurance related expenses for Messrs. Manning, Deason, Weil and Johnson of $16,390, $64,956, $22,128

and $13,848; (iv) life insurance premium payments made by Wolverine for Mr. Van Gerwen of $1,500; (v) group life insurance payments made by Wolverine for Messrs. Manning, Deason, Weil, Johnson and Van Gerwen of $630, 1,806, $630, $966 and $544, respectively; (vi) automatic 401(k) contributions for Messrs. Manning, Deason, Weil, Johnson and Van Gerwen of $6,600, $6,600, $5,921, $5,220 and $4,412; and (vii) 401(k) matching contributions made by Wolverine for Messrs. Manning, Weil and Johnson of $2,346, $2,298 and $2,247.

Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimate Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Johann R. Manning, Jr. President and Chief Executive Officer	—	—	$51,975	$346,500	$572,674	$—	$—	$—	—	—	$—	—

James E. Deason Senior Vice President, Chief Financial Officer and Secretary	04/05/06	04/05/06	$21,278	$141,850	$216,006	$—	$—	$—	—	16,000	$3.88	$62,080
	04/05/06	04/05/06	$—	$—	$—	$—	$—	$—	15,000	—	$—	$58,200

Keith I. Weil Senior Vice President, International and Strategic Development	04/05/06	04/05/06	$16,112	$107,415	$168,762	$—	$—	$—	—	16,000	$3.88	$62,080
	04/05/06	04/05/06	$—	$—	$—	$—	$—	$—	15,000	—	$—	$58,200

Garry K. Johnson Senior Vice President, Sales	04/05/06	04/05/06	$14,310	$95,400	$149,885	$—	$—	$—	0	14,000	$3.88	$54,320
	04/05/06	04/05/06	$—	$—	$—	$—	$—	$—	14,000	—	$—	$54,320

John Van Gerwen Vice President, Operations	04/05/06	04/05/06	$21,744	$53,250	$74,113	$—	$—	$—	—	4,500	$3.88	$17,460
	04/05/06	04/05/06	$—	$—	$—	$—	$—	$—	4,000	—	$—	$15,520

(a)	For overall company consolidated measure (“Corporate EBITDA”), once the initial target (“Threshold”) level of performance is achieved, additional bonus can be earned on a linear/prorata basis with no cap. Corporate EBITDA has four target levels: Level 1 which is approximately 60% of Corporate EBITDA and reflects a five-fold improvement over Corporate EBITDA for the prior year; Level 2 which is 90% of Corporate EBITDA; Level 3 which is Budget EBITDA; and, Level 4 which is 110% of Corporate EBITDA budget. For all other metric(s), maximum payout is achieved at Level 3 (“Maximum”). The Non-Equity Incentive Program for all Named Executive Officers, other than Mr. Van Gerwen, is based solely on the achievement of Corporate EBITDA. Mr. Van Gerwen’s Program is based on the achievement of Corporate EBITDA as well as other divisional targets for which he has responsibility

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding at December 31, 2006.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable		Number of Securities Underlying Unexercised Options - Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares. Units or Other Rights That Have Not Vested
Johann R. Manning, Jr. President and Chief Executive Officer	13,400	(a)	—		—	$13.69	1/20/2010	—		$—	—	$—
	18,000	(a)	—		—	$11.90	1/23/2011	—		$—	—	$—
	3,000	(b)	—		—	$8.60	05/28/2008	—		$—	—	$—
	9,000	(a)	—		—	$8.60	01/21/2009	—		$—	—	$—
	14,249	(a)	—		—	$8.60	04/11/2012	—		$—	—	$—
	23,852	(a)	—		—	$4.05	02/26/2013	—		$—	—	$—
	15,536	(a)	—		—	$10.54	05/19/2014	—		$—	—	$—
	—		—		—	$—	—	4,027	(c)	$4,913	—	$—
	34,495	(a)	—		—	$8.93	03/29/2015	—		$—	—	$—
	16,667	(a)	33,333	(a)	—	$4.93	12/09/2015	—		$—	—	$—
	—		—		—	$—	—	13,333	(d)	$16,266	—	$—

James E. Deason Senior Vice President, Chief Financial Officer and Secretary	16,600	(a)	—		—	$13.69	01/20/2010	—		$—	—	$—
	17,000	(a)	—		—	$11.90	01/23/2011	—		$—	—	$—
	6,000	(b)	—		—	$8.60	02/13/2007	—		$—	—	$—
	2,500	(b)	—		—	$8.60	04/21/2007	—		$—	—	$—
	8,500	(b)	—		—	$8.60	02/25/2008	—		$—	—	$—
	10,500	(a)	—		—	$8.60	01/21/2009	—		$—	—	$—
	18,553	(a)	—		—	$8.60	04/11/2012	—		$—	—	$—
	13,904	(a)	—		—	$4.05	02/26/2013	—		$—	—	$—
	5,918	(a)	—		—	$10.54	05/19/2014	—		$—	—	$—
	—		16,000	(a)	—	$3.88	04/05/2016	—		$—	—	$—
	—		—		—	$—	—	15,000	(d)	$18,300	—	$—

Keith I. Weil Senior Vice President, International and Strategic Development	22,300	(a)	—		—	$13.69	01/20/2010	—		$—	—	$—
	24,400	(a)	—		—	$11.90	01/23/2011	—		$—	—	$—
	7,500	(a)	—		—	$8.60	01/21/2009	—		$—	—	$—
	17,007	(a)	—		—	$8.60	04/11/2012	—		$—	—	$—
	17,604	(a)	—		—	$4.05	02/26/2013	—		$—	—	$—
	15,607	(a)	—		—	$10.54	05/19/2014	—		$—	—	$—
	—		—		—	$—	—	2,512	(c)	$3,065	—	$—
	18,421	(a)	—		—	$8.93	03/29/2015	—		$—	—	$—
	—		16,000	(a)	—	$3.88	04/05/2016	—		$—	—	$—
	—		—		—	$—	—	15,000	(d)	$18,300		$—

Garry K. Johnson Senior Vice President, Sales	8,000	(a)	—			$13.69	01/20/2010	—		$—	—	$—
	13,000	(a)	—		—	$11.90	01/23/2011	—		$—	—	$—
	3,711	(a)	—		—	$8.60	04/11/2012	—		$—		$—
	6,122	(a)	—		—	$4.05	02/26/2013	—		$—	—	$—
	11,404	(a)	—		—	$10.54	05/19/2014	—		$—	—	$—
	—		—		—	$—	—	2,186	(c)	$2,667	—	$—
	13,460	(a)	—		—	$8.93	03/29/2015	—		$—	—	$—
	—				—	$—	—	419	(d)	$511	—	$—
	—		14,000	(a)	—	$3.88	04/15/2016	—		$—	—	$—
	—		—		—	$—	—	14,000	(c)	$17,080	—	$—

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable		Number of Securities Underlying Unexercised Options - Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares. Units or Other Rights That Have Not Vested
John H. Van Gerwen Vice President Operations	2,000	(a)	—		—	$13.69	01/20/2010	—		$—	—	$—
	5,500	(a)	—		—	$11.90	01/23/2011	—		$—	—	$—
	1,500	(a)	—		—	$8.60	01/21/2009	—		$—	—	$—
	4,500	(a)	—		—	$8.60	04/11/2012	—		$—	—	$—
	3,333	(a)	—		—	$4.05	02/26/2013	—		$—	—	$—
	6,000	(a)	—		—	$10.54	05/19/2014	—		$—	—	$—
	6,000	(a)	—		—	$8.93	03/29/2015	—		$—	—	$—
	—		—		—	$—	—	150	(c)	$183	—	$—
	—		—		—	$—	—	533	(d)	$650	—	$—
	—		4,500	(a)	—	$3.88	04/05/2016	—		$—	—	$—
	—		—		—	$—	—	4,000	(d)	$4,880	—	$—

(a)	Option vests over a three year period.

(b)	Option vests over a five year period.

(c)	Stock award vests over a two year period.

(d)	Stock award vests over a three year period.

On March 29, 2007, the Company’s Board of Directors adopted the 2007 Non-Qualified Stock Option Plan more fully discussed on page 17. At the time of adoption, the options were granted to Alpine as consultant and to eleven officers and employees of the Company.

These options were granted at an exercise price of $1.10 for 40% of each option award, $1.40 for 30% of each option award and $2.20 for 30% of each option award. The options vest ratably over five years.

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised and vesting of stock during 2006 for each of the Named Executive Officers on an aggregated basis.

	Option Awards(a)		Stock Awards(b)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(c)
Johann R. Manning, Jr. President and Chief Executive Officer	—	—	12,812	$35,124

James E. Deason Senior Vice President, Chief Financial Officer and Secretary	—	—	10,000	$12,600

Keith I. Weil Senior Vice President, International and Strategic Development	—	—	4,640	$20,735

Garry K. Johnson Senior Vice President, Sales	—	—	3,950	$17,353

John Van Gerwen Vice President Operations	—	—	667	$2,577

(a)	No options were exercised by Named Executive Officers in 2006.

(b)	All equity-based awards for management were granted pursuant to the Company’s 2003 Equity Incentive Plan.

(c)	There were no deferred amounts payable to the Named Executive Officers in 2006.

Pension Benefits

The following table shows the present value of accumulated benefits payable in 2006 to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the Retirement Plan and the Restoration Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Information regarding the Retirement Plan and Restoration Plan can be found below.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Johann R. Manning, Jr. President and Chief Executive Officer	Retirement Plan Restoration Plan	7.7500 7.7500	$ $	110,299.22 75,659.49	— —

James E. Deason Senior Vice President, Chief Financial Officer and Secretary	Retirement Plan Restoration Plan	10.9167 10.9167	$ $	329,191.13 46,553.63	— —

Keith I. Weil Senior Vice President, International and Strategic Development	Retirement Plan Restoration Plan	7.2500 7.2500	$ $	123,322.29 53,933.84	— —

Garry K. Johnson Senior Vice President, Sales	Retirement Plan Restoration Plan	27.0000 27.0000	$ $	518,325.39 43,155.32	— —

John Van Gerwen Vice President Operations	Retirement Plan Restoration Plan	9.0833 N/A		$119,470.44 —	— —

The benefits described in the table above are calculated on a straight life annuity basis and are not subject to any reduction for Social Security or other offset amounts.

401(k) Plan

Most of our U. S. employees, including our executive officers, were eligible to participate in the Wolverine Tube, Inc. Savings Plan. This 401(k) plan allows participants to make a pre-tax contribution of 1% to 50% of compensation up to an annual dollar limitation which was $15,000 in 2006. Employees age 50 or older may contribute an extra $5,000 as a catch-up contribution if they contribute the maximum amount permitted under the plan. Employer contributions include regular matching contributions, automatic 3% of compensation contributions, success share contributions and transition contributions. Beginning in March, 2006, the Company began making the automatic 3% of compensation contribution. Matching contributions are discretionary and subject to a 4 year graded vesting schedule. The success share contribution is also discretionary and is subject to a five year cliff vesting schedule. The transition contribution is made only for those who participated in the defined benefit plan and whose age and length of service combine to equal 50 or more on February 28, 2006 and the amount ranges from 0.5% to 4.0% of compensation. The transition contribution is subject to a five year cliff vesting schedule and is made only for the period of March 1, 2006 through December 31, 2010. Beginning in 2007, both the success share and transition contributions will vest after 3 years of service. Plan benefits are payable upon termination of employment and after age 59 1/2.

Retirement Plans. Most of our U.S. employees, including our executive officers, are eligible to participate in the Wolverine Tube, Inc. Retirement Plan (the “Retirement Plan”). This funded noncontributory defined benefit pension plan provides an annuity benefit, upon retirement at normal retirement age of 65, of (i) 1.5% of average monthly compensation, averaged over the 60 month period that produces the highest average during the last 120 months of employment, times (ii) years of service to Wolverine, minus (iii) an adjustment for Social Security benefits as described in the Retirement Plan. Upon early retirement prior to age 60, a reduction will be made to the foregoing benefit equal to 4% for each year by which such retirement precedes age 60, ending at age 55, the minimum age to receive pension benefits. A minimum of five years of service is needed for eligibility for an early retirement benefit. There is a minimum benefit of 1.25% of average monthly base compensation multiplied by years of service with Wolverine; however, no executive is expected to receive a benefit under this formula. Effective on February 28, 2006, the Retirement Plan was amended to cease the accrual of all future retirement benefits. The retirement benefits accrued under the Retirement Plan through February 28, 2006, are preserved for those employees who were qualified eligible participants in the Retirement Plan on February 28, 2006.

We also have a Supplemental Benefit Restoration Plan (the “Restoration Plan”) that is a non-qualified defined benefit pension plan, which provides benefits to employees whose compensation, exceeds the amount allowed under the qualified Retirement Plan. The benefits provided under the Restoration Plan are identical to the benefits provided by the Retirement Plan, except that under the Retirement Plan final average annual compensation for purposes of determining plan benefits was capped at $220,000 in 2006 pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) limits. Benefits under the Restoration Plan are not subject to this limitation; however, Restoration Plan benefits are offset by any benefits payable from the Retirement Plan. Benefits under the Restoration Plan can be paid in a lump sum as well as in the forms permitted under the Retirement Plan. On December 9, 2005, we elected to cease the accrual of all future retirement benefits under the Restoration Plan, effective as of February 28, 2006. The retirement benefits accrued under the Restoration Plan through February 28, 2006, will continue to be maintained for those employees who were qualified eligible participants in the Restoration Plan on February 28, 2006.

The benefit payable to a participant who retires before the normal retirement age of 65 is reduced at a rate of 2.5% for each of the first ten years the benefit payment date precedes the normal retirement age. The Social Security benefit is not offset from the benefit until the participant reaches age 65. If benefits become payable before age 55 following a change in control, the benefit will be further reduced on an “actuarial equivalent” basis from age 55 to the participant’s age when benefits begin. Benefits become fully vested upon a change in control and are immediately payable in the event of a termination of employment following the change in control.

In 2002, the Compensation Committee approved the establishment of the Wolverine Tube, Inc. Supplemental Executive Retirement Plan (the “Executive Plan”). The Executive Plan provided retirement benefits to executives who were employed at a level of senior vice president or above and who were approved for participation by the Compensation Committee upon the recommendation of the Chief Executive Officer. The Executive Plan provided a monthly benefit to a participant at the normal retirement age of 65 of fifty-five percent (55%) of his average compensation reduced by benefits under the Retirement Plan, the Restoration Plan, and the age 65 Social Security benefit. In the case of Mr. Horowitz, the annual benefit payable was increased by $6,000 for each year of service. To be eligible for a benefit the participant must have attained age fifty-five when he terminated employment and completed twelve or more years of service, except that Mr. Deason and Mr. Horowitz were exempted from the service requirement. Final average compensation used to calculate the Executive Plan benefits were based upon compensation in the highest three calendar years of the last ten calendar years of employment. Such compensation was based upon compensation as defined under the Retirement Plan except (i) it was not subject to the limitation applicable under the Retirement Plan (i.e., $220,000 in 2006); (ii) the entire bonus was recognized and a bonus equal to 25% of base pay was assumed if the actual bonus was less; and (iii) bonuses are recognized in the Plan Years to which it was attributable even if it was received in later years.

On December 9, 2005, we terminated the Executive Plan, effective December 16, 2005. At the time the Executive Plan was terminated, there were four participants in the Executive Plan, Messrs. Horowitz, Manning, Weil and Johnson. With the exception of Mr. Horowitz, no other participants had a vested interest in his retirement benefits under the Executive Plan. and no further benefits will be payable to any participant under the Executive Plan.

Benefits under the Executive Plan are payable in the forms permitted under the Retirement Plan and in the form of a lump sum payment. The benefit payable to a participant who retires before the normal retirement age of 65 is reduced at a rate of 2.5% for each of the first ten years the benefit payment date precedes the normal retirement age. The Social Security benefit is not offset from the benefit until the participant reaches age 65. If benefits become payable before age 55 following a change in control, the benefit will be reduced on an “actuarial equivalent” basis from age 55 to the participant’s age when benefits begin. Benefits become fully vested upon a change in control and are immediately payable in the event of a termination of employment following the change of control.

Mr. Horowitz retired on December 9, 2005, and had previously elected to have his vested benefits under the Restoration Plan and Executive Plan paid to him in a lump sum of $5,147,733 on January 15, 2006, representing the benefits Mr. Horowitz was entitled to under the two plans if he had voluntarily terminated services without cause on December 31, 2004. Mr. Horowitz received a lump sum payment of $587,697 on June 12, 2006, representing the benefits under these two plans that accrued in 2005.

Severance Pay Plan. Our severance pay plan provides benefits to all eligible salaried employees who have at least one year of service and who are involuntarily terminated for reasons other than for cause. Severance benefits include payment of all accrued vacation and two weeks pay at the employee’s current base salary plus one week’s pay for each full year of continuous service, not to exceed 26 weeks. Acceptance of severance benefits requires the execution of a general release in a form acceptable to Wolverine of all claims against Wolverine, except claims in accordance with the provisions of applicable benefit plans.

Severance, Retirement, Consultant and Other Agreements.

On November 17, 2005, we entered into a director agreement with Mr. Horowitz setting forth the terms and conditions of Mr. Horowitz’s post-retirement service as a director and non-executive Chairman of the Board. The director agreement provides that, from and after December 9, 2005, Mr. Horowitz will serve in the following capacities as determined by our stockholders, the Board and Mr. Horowitz: (i) director and non-executive Chairman of the Board until our 2008 annual meeting of stockholders, and (ii) member of up to two committees of the Board during his term as director. As compensation for such services (and in lieu of the retainers and meeting fees otherwise paid to non-employee directors), the director agreement provides that we will pay Mr. Horowitz an annual fee of $75,000 plus equity grants equivalent to those received by other outside directors, along with reasonable travel expenses consistent with Wolverine’s travel reimbursement practices for directors. The director agreement further provides that we will provide Mr. Horowitz with certain secretarial and administrative support and will reimburse Mr. Horowitz for reasonable client entertainment and other business expenses in accordance with our policies. The director agreement will terminate no later than the date of our 2008 annual meeting of stockholders. The director agreement includes provisions requiring Wolverine to indemnify and provide liability insurance to Mr. Horowitz in connection with his service as director consistent with the coverage provided to other directors. In 2006, the Company paid Mr. Horowitz $37,500 for his services as a director under the director agreement since Mr. Horowitz resigned from this position as director on June 23, 2006. The Company has no further compensation obligations to Mr. Horowitz under the director agreement.

On February 16, 2007, the Company closed the Preferred Stock Purchase Agreement with The Alpine Group, Inc. and Plainfield Special Situations Master Fund Limited (together, the “Purchasers”) providing for the issuance and sale to the Purchasers of an aggregate of 50,000 shares of a new series of preferred stock of the Company, the Series A Preferred Stock, at a price of $1,000 per share, for a total purchase price of $50,000,000.

Under the Preferred Stock Purchase Agreement, the Company and Mr. Manning entered into a consulting agreement (the “Consulting Agreement”) whereby Mr. Manning will provide consulting and advisory services to the Company. The Consulting Agreement has a term of 15 months from the closing of the Transaction, unless extended or terminated by mutual consent of the parties thereto. Under the Consulting Agreement, the Company will pay Mr. Manning a monthly fee of $20,000. Mr. Manning will also be entitled to a performance bonus equal to $175,000 if the Company achieves at least 70% of its EBITDA target applicable to the senior managers of the Company, including the President and Chief Executive Officer, for the fiscal year ending December 31, 2007, which, if earned, would be payable no later than March 1, 2008.

Under the Preferred Stock Purchase Agreement, the Company and Mr. Manning entered into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Manning resigned as President and Chief Executive Officer effective on the closing of the Transaction (the “Resignation Date”). The Separation Agreement replaced and superseded the 2002 Change in Control, Severance and Non-Competition Agreement, effective as of July 12, 2002, between the Company and Mr. Manning. Under the terms of the Separation Agreement, Mr. Manning is entitled to the following payments and benefits (less applicable withholdings):

Mr. Manning’s outstanding, unvested stock options, restricted stock and other equity awards granted by the Company (the “Outstanding Equity Awards”) became fully vested and immediately exercisable as of the Resignation Date. Mr. Manning received a severance payment equal to $1,480,000 minus the value of the acceleration of the Outstanding Equity Awards (calculated in accordance with the rules under Section 280G of the Internal Revenue Code and the regulations there under). This amount was placed in a rabbi trust for the benefit of Mr. Manning and will be paid on the day following the six month anniversary of the Resignation Date.

If Mr. Manning chooses to participate in the Company’s medical and disability benefit programs, at his own expense, the Company will provide Mr. Manning with access to these benefits for the three-year period following the Resignation Date. Said benefits will be substantially similar to those that Mr. Manning was receiving or entitled to receive immediately prior to the Resignation Date, and no less favorable than those in which the senior executive management team of the Company will be eligible to participate during such period. Thereafter, Mr. Manning will have the right to continued medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

For the six-year period after the Resignation Date, Mr. Manning will be entitled to director and officer insurance coverage for his acts and omissions while serving as an officer and director of the Company on a basis no less favorable to him than the coverage provided over such six-year period to the then-current officers and directors of the Company.

In addition, as consideration for Mr. Manning’s agreement to a two year restriction on the solicitation of customers and non-competition with the Company, a one year restriction on the solicitation of employees and a three year secrecy requirement, Mr. Manning is entitled to an additional payment equal to $1,035,000. This amount was also placed in a rabbi trust for the benefit of Mr. Manning and will be paid on the day following the six month anniversary of the Resignation Date.

Potential Payments Upon Termination or Change in Control

Change in Control, Severance and Non-Competition Agreements.

We have entered into Change in Control, Severance and Non-Competition Agreements (“Change in Control, Severance Agreements”) with some of the Named Executive Officers. The Change in Control, Severance Agreements generally provide that we will make certain payments to the Named Executive Officer if (i) his employment is terminated or he resigns in certain circumstances, (ii) during the term of employment and for a period of three years following termination of employment, the Named Executive Officer will not disclose or improperly use confidential information relating to Wolverine, (iii) for a period of two years following termination of employment, the Named Executive Officer will not solicit business from Wolverine’s customers, and (iv) during the term of employment and for a specified period of years following termination of employment, the Named Executive Officer will not compete with Wolverine in the United States.

The following table sets forth the compensation which each Named Executive Officer is entitled to receive under various scenarios based upon contractual obligations of the Company.

POTENTIAL PAYMENTS UPON RESIGNATION, TERMINATION OR

CHANGE IN CONTROL TABLE

Name	Benefit	Before Change in Control Termination w/o Cause(a)		Before Change in Control Resignation for Good Reason		Resignation or Termination After a Change in Control(a)		Resignation Post Transaction
Johann R Manning, Jr.	Severance(b) Non-Compete/Non-Solicitation(b)		— —		— —		— —	$ $	1,480,000 1,035,000

	Total		—		—		—		$2,515,000

James E. Deason(c)	Salary Bonus		— —		— —	$ $	283,000 198,100		— —

	Total		—		—		$481,000		—

Keith Weil(d)	Salary Bonus Medical Disability Ins. Life Insurance Split Dollar Life Contractual Item(e) Outplacement Services	$ $ $ $ $ $	477,400 310,310 21,309 3,476 1,427 — — 10,000	$ $ $ $	477,400 — 21,309 3,476 1,427 — — —	$ $ $ $ $ $ $ $	716,100 465,465 31,963 5,214 2,140 187,500 1,433,705 10,000		— — — — — — —

	Total		$823,922		$503,612		$2,852,087		—

Garry K. Johnson(f)	Salary Bonus Medical Disability Ins. Life Insurance Outplacement Services	$ $ $ $ $ $	424,000 275,600 21,309 3,957 1,268 7,500	$ $ $ $	424,000 — 21,309 3,957 1,268 —	$ $ $ $ $ $	424,000 275,600 21,309 3,957 1,268 7,500		— — — — — —

	Total		$733,634		$450,534		$733,634		—

John Van Gerwin(g)	Salary Bonus Medical Life Insurance Outplacement Services	$ $ $ $ $	177,500 35,500 10,654 531 7,500		$177,500 — — — —	$ $ $ $ $	177,500 35,500 10,654 631 7,500		— — — — —

	Total		$231,685		$177,500		$231,685		—

(a)	Messrs. Manning and Weil are entitled to receive an additional tax gross up payment if any excise tax is imposed by Section 4999 of the Internal Revenue Code

(b)	In lieu of any other possible benefits, Mr. Manning entered into a Separation Agreement at the time of the closing of the Transaction described elsewhere in this Proxy Statement. The terms of the Separation Agreement provide that Mr. Manning is entitled to a severance payment of $1,480,000 and a $1,035,000 non-compete, non-solicitation fee. The Separation Agreement replaced and superseded the 2002 Change in Control, Severance and Non-Competition Agreement between the Company and Mr. Manning.

(c)	Mr. Deason, under his letter agreement dated November 7, 2005, was entitled to one year’s salary and bonus upon a Change in Control. This amount has been placed in a rabbi trust and will be paid on the day following the six-month anniversary of the change in control that occurred on February 16, 2007. Mr. Deason was not required under his letter agreement or otherwise to retire or resign in order to receive his change in control payment.

(d)	Mr. Weil’s 2002 Change in Control, Severance and Non-Competition Agreement provides for benefits for a two year period if termination or resignation occurs without a change in control. Following a Change in Control, if their employment is terminated or they resign within two years following such Change in Control, Mr. Weil is entitled to three years of benefits.

(e)	Represents an amount which may be claimed and may be payable under the 2002 Change in Control, Severance and Non-Competition using the same calculation as the Executive Plan that was terminated in 2005. The Company is currently in discussions with Mr. Weil regarding a mutually satisfactory arrangement with respect to this item.

(f)	Mr. Johnson’s 2002 Change in Control, Severance and Non-Competition Agreement provides for salary and benefits for a two year period, regardless of the reason for termination or resignation. As previously disclosed on Form 8-K, filed March 7, 2007 with the SEC, the Company agreed to pay Mr. Johnson a lump sum payment of $125,000 on March 1, 2007 in exchange for Mr. Johnson’s agreement to delay any right to receive certain change in control benefits under his Change in Control, Severance and Non-Competition Agreement relating to the change in control of the Company that occurred on February 16, 2007, until such right expires. The Letter Agreement provides that Mr. Johnson will be obligated to immediately return the $125,000 payment to the Company, with interest, if Mr. Johnson terminates his employment within two years from February 16, 2007 and seeks the change-in-control benefits, or if Mr. Johnson otherwise exercises his rights under the Change-in-Control Agreement. The Company also agreed to pay Mr. Johnson an additional lump sum payment of $50,000 on March 1, 2007 in exchange for Mr. Johnson’s agreement to remain as an employee of the Company for one year from the date of the agreement. If Mr. Johnson terminates his employment during such one-year period, he will be obligated to immediately return this $50,000 payment to the Company. Further, the Company agreed to grant Mr. Johnson a stock option award, covering 225,000 shares of common stock and vesting ratably over a five year period, no later than April 30, 2007 pursuant to a non-qualified equity incentive plan to be approved by the Company’s Board of Directors.

(g)	Mr. Van Gerwin’s 2002 Change in Control, Severance and Non-Competition Agreement provides for salary and benefits for a one-year period, regardless of the reason for the termination.

Director Compensation

Name(a)	Fees Earned or Paid in Cash	Stock Awards	Option Awards(b)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
John L. Duncan	$93,000	$0	$1,110	$0	$0	$0		$94,110
Gail O. Neuman	$60,000	$0	$1,110	$0	$0	$0		$61,110
Jan K. Ver Hagen	$49,500	$0	$1,110	$0	$0	$0		$50,610
Julie Beck	$52,500	$0	$1,710	$0	$0	$0		$54,210
Stephen Hare	$61,500	$0	$1,710	$0	$0	$0		$63,210
David Gilchrist, Jr.	$63,000	$0	$1,090	$0	$0	$0		$64,090
William C. Griffiths	$61,500	$0	$1,090	$0	$0	$0		$62,590
Dennis Horowitz	$37,500	$0	$1,110	$0	$0	$5,897,390	(c)	$5,935,990

(a)	Mr. Manning, the Company’s former President and Chief Executive Officer is not included in this table as he was an employee of the Company and thus received no compensation for his services as director. The compensation received by Mr. Manning as an employee of the Company is shown in the Summary Compensation Table.

(b)	The aggregate number of option awards outstanding at year-end for the directors is as follows: Mr. Ver Hagen—60,511; Mr. Duncan—53,111; Ms. Neuman—54,111; Mr. Hare—6,000; Ms. Beck—6,000; Mr. Gilchrist—6,000; and Mr. Griffiths—6,000.

(c)	All other compensation for Mr. Horowitz includes SERP and Restoration SERP payments made in January and July of 2006, and split dollar life insurance premium payments made on his behalf.

Our 2001 Stock Option Plan for Outside Directors (the “Director Plan”) provides for non-qualified stock option grants to non-employee directors. Under the Director Plan, each non-employee director initially receives a non-qualified option to purchase 5,000 shares of Common Stock upon first becoming a director, and is granted a non-qualified option to purchase 1,000 shares of Common Stock automatically on each anniversary of such director’s election to the Board.

The Director Plan is administered by the Administration Committee, which is composed of the members of the Board who are not outside directors. The Administration Committee also has the authority to grant options in lieu of any retainers or other compensation for directors, in addition to the initial and annual options grants discussed above.

Options granted under the Director Plan have an exercise price on the date of grant equal to the fair market value of the Common Stock (as defined in the Director Plan). Options granted upon initial election to the Board of Directors vest at the rate of 33 1/3% per year, and options granted upon the anniversary dates of such election or in lieu of cash retainers (if any) vest immediately. Director Plan options have a term of ten years unless terminated sooner due to cessation of director status or otherwise pursuant to the Director Plan. No option granted under the Director Plan is transferable or assignable by the outside director other than by the laws of descent and distribution or to certain of the director’s immediate family members or family entities. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan. The Director Plan will expire in 2011.

Certain Relationships and Related Transactions

Mr. Horowitz has provided and continues to provide post-retirement consulting services to the Company pursuant to a Consultant Agreement, dated as of November 17, 2005, between the Company and DH Partners LLC (“DH Partners”), an entity wholly owned by Mr. Horowitz (the “Consultant Agreement”). During the term of the Consultant Agreement, DH Partners has agreed to provide up to 100 business days per year (with no more than 15 days per month) of such advisory consulting services as may reasonably be requested by the Company’s Chief Executive Officer or the Board, which services must be provided on behalf of DH Partners only by Mr. Horowitz. As compensation for these services, the Company will pay DH Partners an annual fee of $225,000. The Company will also provide certain secretarial and administrative support and reimbursement for reasonable travel, client entertainment and other business expenses in accordance with Company policies.

The Consultant Agreement has a term of two years, though DH Partners’ services may be terminated by either the Company or DH Partners at any time during this term. In case of early termination, the Company will have no further obligation to pay DH Partners any consulting fees or reimburse DH Partners for any expense thereafter, except that, if the Company terminates the Consultant Agreement other than for “cause,” or if DH Partners terminates the Consultant Agreement for “good reason” (as those terms are defined in the Consultant Agreement), the Company must pay DH Partners a lump sum equal to the consultant fees DH Partners would have received through the end of the term. The term may be extended by mutual agreement of the parties, at which time the parties will also agree on the type and amount of consulting services as well as the consulting fee for such extended period.

The Consultant Agreement contains an indemnity provision in favor of DH Partners and Mr. Horowitz, as well as confidentiality provisions in favor of the Company.

The Company and Alpine entered into an agreement at closing of the Transaction for a 2-year period pursuant to which Alpine will provide the Company with certain services in exchange for an annual fee of $1,250,000 and reimbursement of reasonable and customary expenses incurred by Alpine.

Under the Preferred Stock Purchase Agreement, the Company and Mr. Manning entered into a consulting agreement (the “Consulting Agreement”) whereby Mr. Manning agreed to provide consulting and advisory services to the Company. The Consulting Agreement has a term of 15 months from the closing of the Transaction, unless extended or terminated by mutual consent of the parties thereto. Under the Consulting Agreement, the Company pays Mr. Manning a monthly fee of $20,000. Mr. Manning is entitled to a performance bonus equal to $175,000 if the Company achieves at least 70% of its EBITDA target applicable to the senior managers of the Company, including the President and Chief Executive Officer, for the fiscal year ending December 31, 2007, which, if earned, would be payable no later than March 1, 2008.

Although no formal written policies and procedures for reviewing related party transactions exist, any transaction to be entered into by the Company with a related person must be approved by those members of the Board that are not involved in such transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership, of common stock and other equity securities of the Company on Forms 3, 4, and 5, respectively. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Mr. Johnson, Mr. Weil and Mr. Manning each filed a late Form 4 on April 21, 2006 to reflect the vesting of restricted stock grants. Other than the foregoing, the Company believes that all reports required by section 16(a) for transactions in the year ended December 31, 2006, were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews and approves the scope of the audit performed by our independent auditors and our accounting principles and internal accounting controls. The Audit Committee is composed of three independent directors, namely John L. Duncan, William C. Griffiths and Brett Young and operates under a written charter adopted and approved by the Board. The Board has determined that each of the members of the Audit Committee in 2006 were independent and each of the members were financially literate under the SEC regulations and the listing standards of the New York Stock Exchange. Ms. Beck and Mr. Hare were audit committee financial experts during 2006, within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Audit Committee reviews Wolverine’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG, our company’s independent auditor for 2006, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, KPMG will express its own opinion on the effectiveness of the company’s internal control over financial reporting.

In March 2007, the full current Board reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the company’s internal control over financial reporting and KPMG’s evaluation of the company’s internal control over financial reporting. The full Board has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. KPMG has provided to the full Board the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and the full Board discussed with KPMG that firm’s independence. The full Board also concluded that KPMG’s provision of audit and non-audit services to Wolverine and its affiliates is compatible with KPMG’s independence.

Based on the considerations referred to above, the full Board concluded that the audited financial statements for the year ended December 31, 2006 be included in our Annual Report on Form 10-K for 2006. This report is provided by the following directors, who constituted the Audit Committee:

The 2006 Audit Committee	The 2007 Audit Committee
Stephen E. Hare	Jack L. Duncan
Julie E. Beck	William C. Griffiths
Jon K. Ver Hagen	Brett Young

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected KPMG as our independent auditors for the fiscal year ending December 31, 2007, and recommends that the stockholders vote for ratification of such appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board feels that such a change would be in the best interests of Wolverine and its stockholders. Representatives of the firm of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

THE BOARD RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Principal Accounting Firm Fees

Fees (including reimbursement for out-of-pocket expenses) paid to our independent outside audit firms for services in 2006 and 2005 were as follows:

	Audit Fees	Audit- Related Fees	Tax Preparation and Compliance Fees	Tax Research, and Planning Fees	All Other Fees
2006
KPMG	$1,025,000	$86,816	$—	$—	$—

2005
KPMG	$1,174,900	$105,000	$—	$—	$—

Audit-related fees consisted primarily of retirement and benefit plan audits and consultation concerning accounting and financial reporting. Tax services consisted primarily of compliance and other tax advice regarding special Wolverine projects. The Audit Committee considers the compatibility of non-audit services by its independent outside firm.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy that requires the Audit Committee to pre-approve audit, audit related and tax services provided by Wolverine’s independent outside audit firm. In 2006 and 2005, 100% of such fees have been approved by the Audit Committee or the full Board. The Audit Committee will review such services and approve only those services that are consistent with the SEC’s rules on auditor independence.

OTHER BUSINESS

Wolverine knows of no other matters to be submitted at the Annual Meeting. By submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any matter brought before the Annual Meeting.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT THE NEXT ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the proxy statement for our 2008 Annual Meeting of Stockholders, such proposal must be received by us at our principal executive offices no later than December 21, 2007. In accordance with the rules of the SEC, we may exclude from the proxy statement any proposals that are not timely. Alternatively, in accordance with our By-laws, any stockholder may bring a proposal directly before the 2008 Annual Meeting of Stockholders if the stockholder (a) is a stockholder of record entitled to vote at the annual meeting and (b) timely submits proper written notice, containing the information and consents required by our By-laws, to our Secretary. In order to be timely, notice of the proposal must be delivered to or received at our principal executive offices not less than 60 calendar days prior to the annual meeting. In the event that we do not publicly announce the date of the annual meeting at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder is timely if received no later than the close of business on the tenth calendar day following the day on which public announcement is first made of the date of the annual meeting.

By Order of the Board of Directors

Steven S. Elbaum

Board of Directors, Chairman

April 20, 2007

WOLVERINE TUBE, INC.

200 CLINTON AVENUE WEST, SUITE 1000, HUNTSVILLE, ALABAMA 35801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Wolverine Tube, Inc. (the “Company”) hereby appoints James E. Deason and Jennifer Brinkley, and each of them individually, with full power of substitution, as Proxies of the undersigned, and hereby authorizes them to represent and to vote and act for the undersigned, at the Annual Meeting of Stockholders of Wolverine to be held on Thursday, May 24, 2007 at 10:00 a.m. local time, at 2 Meadowlands Plaza, East Rutherford, New Jersey 07073, and at any adjournment or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement, dated April 20, 2007, and the related Notice of Annual Meeting of Stockholders. The Board of Directors recommends that you vote FOR the following proposals.

1.	Election of Directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified*:

Steven S. Elbaum	Jack L. Duncan	Brett Young

☐	VOTE FOR all nominees listed, except as marked to the contrary above	☐	VOTE WITHHELD for all nominees

INSTRUCTION: TO WITHHOLD YOUR VOTES FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.

*	Please note that if Proposal Two is approved by the stockholders of the Company, then the Board will no longer be classified. If Proposal Three is approved, the directors currently serving, and director nominees elected at this Annual Meeting pursuant to Proposal One, would be elected to serve a one-year term that would expire upon the date of the next annual meeting or until a successor is duly elected and qualified.

2.	To amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors so that all directors are elected annually, beginning with this 2007 Annual Meeting of Stockholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To amend the Company’s Restated Certificate of Incorporation to increase the number of common shares authorized from 40,000,000 to 180,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1-4 AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Dated , 2007

Signature

Signature

Please sign exactly as name (s) appear (s) herein. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, or trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership please sign the partnership name by authorized person (s).

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IN THE

ENCLOSED ENVELOPE